================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          VARCO INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

                           VARCO INTERNATIONAL, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MAY 20, 1997

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Varco International, Inc. (the "Company") will be held at the Doubletree Hotel, 100 The City Drive, Orange, California, on Thursday,May 20, 1997 at 10:00 a.m., local time, for the following purposes:

  1.To elect ten directors to serve until the next annual meeting and until their successors are elected and qualified. In connection therewith, the Company's Board of Directors intends to nominate for election George Boyadjieff, George S. Dotson, Andre R. Horn, Jack W. Knowlton, Leo J. Pircher, Walter B. Reinhold, Carroll W. Suggs, Robert A. Teitsworth, Eugene R. White and James D. Woods.

  2.To consider and act upon a proposal to ratify the selection of Ernst &
    Young LLP as the Company's independent auditors for the annual period ending December 31, 1997.

  3.To transact such other business as may properly come before the meeting.

  Holders of Common Stock of record at the close of business on March 21, 1997, will be entitled to vote at the meeting and any adjournment thereof.

                                          By Order of the Board of Directors

                                          Donald L. Stichler
                                          Secretary

Orange, California
April 11, 1997

  SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF IT IS MAILED IN THE UNITED STATES.

                           VARCO INTERNATIONAL, INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                    SOLICITATION AND REVOCATION OF PROXIES

  Your proxy on the enclosed form is solicited by the Board of Directors of Varco International, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held onMay 20, 1997, and at any adjournment thereof. The cost of this proxy solicitation will be borne by the Company. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to the beneficial owners of the Company's Common Stock. The Company expects to reimburse such parties for their charges and expenses in connection therewith. In addition to solicitation by mail, directors, officers and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, telegraph or personally.

  Any shareholder giving the accompanying proxy has the power to revoke it prior to its exercise by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. A proxy may also be revoked by giving written notice to the Company of the shareholder's death or incapacity prior to the counting of the vote. Giving the accompanying proxy will not affect your right to vote in person should you find it convenient to attend the Annual Meeting.

  Unless you revoke your proxy or attend the meeting and elect to vote in person, your shares will be voted in accordance with your instructions or, if no choices are specified, will be voted (1) FOR the election as directors of the ten nominees named below and (2) FOR the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for 1997. The Board of Directors is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the proxies named in the enclosed proxy card to vote in accordance with their best judgment on such matters.

  This proxy statement and the accompanying proxy are being mailed to shareholders on or about April 14, 1997. The mailing address of the principal executive offices of the Company is 743 North Eckhoff Street, Orange, California 92868. The Company's telephone number is (714) 978-1900.

                               VOTING AT MEETING

  The close of business on March 21, 1997 has been fixed by the Board of Directors as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date the Company had outstanding 31,657,220 shares of Common Stock. The presence, either in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary to provide a quorum at the Annual Meeting. Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied but are not considered as having voted for the purposes of determining the outcome of a vote. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

  In the election of directors, shareholders are entitled to cumulate their votes for candidates if such candidates' names have been placed in nomination prior to the voting and a shareholder has given notice at the Annual Meeting prior to the voting of his or her intention to cumulate votes. If votes for directors may be cumulated, each share has a number of votes equal to the number of directors to be elected, which votes may be cast for one candidate or distributed among two or more candidates. The ten nominees for director receiving the highest number of votes at the Annual Meeting will be elected. In all matters other than the election of directors, each share has one vote.

                             ELECTION OF DIRECTORS

NOMINEES

  Ten directors, constituting the entire Board of Directors of the Company, are to be elected at the 1997 Annual Meeting. The persons to be elected as directors at the 1997 Annual Meeting will hold office until the 1998 Annual Meeting and until their successors are elected and qualified.

  The proxies solicited by the Company's Board of Directors will be voted for the election of the nominees named below and votes will be cumulated, if applicable, in such manner as the proxy holders may determine in their discretion, unless and to the extent authority to do so is withheld in the enclosed proxy. If for any reason one or more of the nominees should be unable to serve or refuse to serve as director (an event which the Board of Directors does not anticipate), the persons named in the enclosed proxy will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to do so is included in the proxy.

  Certain information with respect to each nominee is presented below. The Board of Directors recommends shareholders vote FOR the election of each nominee as a director of the Company.

  WALTER B. REINHOLD, Chairman of the Board, has been a director of the Company since 1970. He served as Chief Executive Officer of the Company from 1970 until April 1991, and prior thereto he served as Executive Vice President. He has been employed by the Company since 1949. Mr. Reinhold is a director of Amdahl Corporation and Revco Drug Stores, Inc. Mr. Reinhold received a Bachelor of Arts degree from Stanford University. Age 72.

  GEORGE BOYADJIEFF, a director of the Company since 1976, is the President and Chief Executive Officer of the Company. He has served as President since 1981 and has been Chief Executive Officer since April 1991. Mr. Boyadjieff served as Chief Operating Officer from 1979 until April 1991. Prior to his election as President, he was Senior Vice President--Operations. He has been employed by the Company since 1969.Mr. Boyadjieff is a director of Unit Instruments, Inc. Mr. Boyadjieff received Bachelor of Science and Master of Science degrees from the University of California at Berkeley. Age 58.

  GEORGE S. DOTSON, a director of the Company since February 1997, is a Director and Vice President of Helmerich & Payne, Inc. and President of its subsidiary, Helmerich & Payne International Drilling Co., an owner-operator of drilling rigs providing drilling services to both the land and offshore oil and gas drilling industry. Mr. Dotson has held these positions since 1977. He is a director of Atwood Oceanics, Inc. Mr. Dotson is a graduate of Massachusetts Institute of Technology and Harvard Business School. Age 56.

  ANDRE R. HORN, a director of the Company since July 1987, retired from Joy Manufacturing Co. in 1985 where he served as a director and Chairman of the Board. Mr. Horn was Chairman of the Board of Needham & Co., Inc. ("Needham"), investment bankers, from 1985 until March 31, 1991. He is a director of Western Digital Corporation and Remec, Inc. Mr. Horn is a graduate of the University of Paris. Age 68. Member: Audit Committee

  JACK W. KNOWLTON, a director of the Company since 1975, is the President and owner of The Knowlton Company, which provides consulting services to the oil service industry. From 1987 to 1989Mr. Knowlton was President and a director of Sub Sea Systems, a manufacturer of underwater camera devices. From 1983 to 1986 Mr. Knowlton was Senior Vice President--Technology and Marketing of Smith International, Inc., prior to which he served as a Group Vice President. Prior to 1977 Mr. Knowlton was President of Martin Decker Company, a subsidiary of Gardner-Denver Company. Mr. Knowlton is a director of The O'Malley Companies. Mr. Knowlton received a Bachelor of Science degree from Stanford University. Age 70. Member: Audit Committee; Compensation Committee


  LEO J. PIRCHER, a director of the Company since 1970, has been a member of Pircher, Nichols & Meeks, general counsel for the Company, since November 1983. Mr. Pircher is a graduate of the University of California at Berkeley and the University of California Boalt Hall School of Law. Age 64.

  CARROLL W. SUGGS, a director of the Company since August 1993, is the Chairman of the Board, President and Chief Executive Officer of Petroleum Helicopters, Inc., a provider of helicopter services to companies engaged in offshore oil and gas exploration, development and production. She has been Chairman of the Board of Petroleum Helicopters, Inc. since March 1990 and Chief Executive Officer since July 1992 and was Vice Chairman of the Board from September 1989 to March 1990. Age 58.

  ROBERT A. TEITSWORTH, a director of the Company since 1979, has been an independent oil and gas producer since 1986. From 1983-1986 he was co-owner and Chief Executive Officer of Trio Petroleum Inc. From 1959 to 1983 Mr. Teitsworth was employed by Occidental Oil and Gas Corporation. From 1971 to 1983 he was Chairman and Chief Executive Officer of Occidental Oil and Gas Corporation. During the same period Mr. Teitsworth also served as an Executive Vice President and on the Board of Directors of Occidental Petroleum Corporation. Mr. Teitsworth received Bachelor of Science and Master of Science degrees from Stanford University. Age 66. Member: Audit Committee; Compensation Committee

  EUGENE R. WHITE, a director of the Company since October 1990, retired from Amdahl Corporation in 1994. Mr. White held various positions at Amdahl Corporation. He served as the Vice Chairman of Amdahl Corporation from 1987 to 1994 and he served as Chairman of the Board from 1979 to 1987 and Chief Executive Officer from 1979 to 1983. Mr. White was Deputy Chairman of the Board and was Amdahl's President from 1974 to 1977. He is a director of Antares Alliance Group, Needham & Co. and Harveys Casino Resorts. Mr. White received a Bachelor of Science in physics from the University of Maine. Age 65.

  JAMES D. WOODS is the Chairman Emeritus and Consultant to Baker Hughes Incorporated ("Baker Hughes"). He was CEO from April 1987 and Chairman from January 1989 until January 1997. Baker Hughes is a provider of products and services to the oil, gas and process industries. Mr. Woods serves on the Board of Directors for The Kroger Co., Wynn's International, Inc. and Union Texas Petroleum Holdings Inc. Mr. Woods received a Bachelor of Arts degree from California State University, Fullerton. Mr. Woods served as a director of the Company from October 1988 through May 1990 and from December 1990 until present. Age 65. Member: Compensation Committee

BOARD MEETINGS AND COMMITTEES

  During 1996, the Board of Directors of the Company held a total of five meetings. All directors attended at least 75% of the total number of meetings of the full Board of Directors and of committees of which such directors were members.

  The committees of the Board of Directors are the Audit Committee and the Compensation Committee. Messrs. Horn (Chairman), Knowlton and Teitsworth are presently the members of the Audit Committee. The members of the Compensation Committee are Messrs. Woods (Chairman), Knowlton and Teitsworth.

  The Audit Committee meets at least annually with the Company's independent auditors and the Company's management to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged. Reports of the Audit Committee's findings are made to the Board of Directors. The Audit Committee makes recommendations to the Board of Directors with respect to the scope of the audit conducted by the independent auditors of the Company and the related fees; the accounting principles being applied by the Company in financial reporting; and the adequacy of internal controls. The Audit Committee met once in 1996.

  The Compensation Committee meets periodically to review the Company's executive compensation policies. The Compensation Committee administers the executive compensation program, makes recommendations to the Board of Directors from time to time concerning the Company's compensation and benefits practices generally, and is the administrator of the Company's employee stock option plans, stock bonus plan, and stock purchase plan. The Compensation Committee met twice in 1996.

  The Company does not have a nominating committee. Nominations for the Board of Directors are made and considered by the Board of Directors as a whole.

DIRECTOR COMPENSATION

  For their services rendered on the Board of Directors, directors other than Messrs. Reinhold and Boyadjieff receive an annual fee of $13,000 plus $2,000 for each meeting of the Board of Directors attended (other than meetings attended by means of telephonic conference equipment) and $500 for each meeting of any Committee of the Board of Directors attended (other than a Committee meeting held in conjunction with a meeting of the Board of Directors and other than Committee meetings attended by means of telephonic conference equipment).

  On August 11, 1994 (the "Approval Date"), the Board of Directors of the Company adopted the 1994 Directors' Stock Option Plan (the "Directors' Plan"), and on May 18, 1995, the Directors' Plan was approved by the shareholders of the Company. The Directors' Plan provides for the automatic grant of "initial" options and "annual" options. Initial options were granted to each non-employee director on the Approval Date and will be granted to each subsequently-elected non-employee director on the date of his or her initial election as a director. Annual options will be granted to each non-employee director on the second Thursday of August in each year through 2003. Each option granted under the Directors' Plan (1) is for 5,000 shares of the Company's Common Stock; (2) has a per share exercise price equal to the fair market value of the Company's Common Stock on the date of grant; (3) generally becomes exercisable in two equal annual installments on the first and second anniversaries of the date of grant; and (4) is for a term of 10 years, subject to earlier termination in accordance with the terms of the Directors' Plan. Pursuant to the Directors' Plan, each current non-employee director (other than Mr. Dotson) was granted an option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $10.75 on August 10, 1995. In addition, Mr. Dotson was granted an option to purchase 5,000 shares at an exercise price of $24.9375 on February 18, 1997, the date on which he was elected as a director.

  On August 2, 1994, the Board of Directors approved the Director Savings Plan (the "Director Savings Plan"), which is designed to provide supplemental retirement income benefits to the Company's non-employee directors by enabling participants to defer up to 100% of their annual fee and meeting fees. Participants in the Director Savings Plan may also participate in the Company's "split-dollar" life insurance program pursuant to which the Company will purchase a life insurance policy for a premium equal to the amounts deferred plus any additional amount required to provide a minimum death benefit. Amounts payable to a participant under the Director Savings Plan are offset by any benefits paid under the participant's life insurance policy. In addition to providing death benefits, the life insurance policies are intended to provide security for the payment of benefits under the Director Savings Plan (a) in the event of (1) the termination of a director's service on the Board of Directors (including a failure to renominate a director for election) where such director has indicated his or her willingness to serve and the termination is not the result of his or her removal for cause or (2) a termination by a director of his or her service on the Board within three years after a "Change in Control" and following a reduction in directors' fees not agreed to by such director; (b) at the participant's election upon two years' advance notice; or (c) in the event of the disability of a director. A Change in Control occurs in the event (1) any person or group becomes the beneficial owner of more than 20% of the Company's Common Stock; (2) a change within a two-year period in a majority of the Board of Directors without the approval of two-thirds of the directors; (3) certain mergers of the Company;
(4) the sale or other disposition of substantially all of the Company's assets; or (5) the liquidation or dissolution of the Company. Due to the reduction in the number of outstanding shares of the Company's Common Stock as a result of the completion in April of 1995 of the Company's "Dutch auction" type tender offer (the "Tender Offer") pursuant to which the Company purchased 3,150,560 shares of its Common Stock, Baker Hughes Incorporated became the owner of more than 20% of the Company's Common Stock, which resulted in a Change in Control under the "split-dollar" life insurance program.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on Company records and written representations from the Company's executive officers and directors, the Company believes that all such filing requirements applicable to its directors and executive officers during and with respect to 1996 were complied with except that Andre R. Horn, a director of the Company, failed to file one report reporting one transaction.

                   BENEFICIAL OWNERSHIP OF VARCO SECURITIES

  The following table sets forth the beneficial ownership of Varco's Common Stock by the beneficial owners of more than 5% percent thereof, by each director of Varco, by certain executive officers and by all directors and executive officers of Varco as a group, as of March 1, 1997. Except as indicated in the table, there is no person known to the Company who owns beneficially 5% or more of Varco's Common Stock.

                                              AMOUNT AND NATURE
                                                OF BENEFICIAL        PERCENT OF
         NAME OF BENEFICIAL OWNER(a)             OWNERSHIP(b)          CLASS
         ---------------------------          -----------------      ----------
George Boyadjieff............................       405,324(c)           1.3%
George S. Dotson.............................         2,500(d)             *
Andre R. Horn................................        15,000                *
Richard A. Kertson...........................        58,658(e)             *
Jack W. Knowlton.............................        21,400(f)             *
Mark A. Merit................................        18,302(g)             *
Leo J. Pircher...............................       356,548(f)(h)(i)     1.1%
Walter B. Reinhold...........................       859,994(i)(j)        2.7%
Carroll W. Suggs.............................         8,000(f)             *
Michael W. Sutherlin.........................        76,220(k)             *
Robert A. Teitsworth.........................        13,500                *
Eugene R. White..............................        12,500(l)             *
James D. Woods...............................         9,500(f)             *
FMR Corp. ...................................     3,157,200(m)          10.0%
Fidelity Contrafund .........................     1,864,900(m)           5.9%
AIM Management Group Inc.....................     2,112,100(n)           6.7%
All Directors and Executive Officers as a
 Group.......................................     1,917,158              6.0%

--------
*   Less than 1% of the shares of Common Stock outstanding on March 1, 1997.

(a) The address of each individual named in the table is c/o the Company, 743 North Eckhoff Street, Orange, California 92868. All individuals named in the table are directors or executive officers of the Company.

(b) The named beneficial owners have sole voting and investment power with respect to the listed shares except as otherwise indicated in the footnotes below.

(c) Includes 265,463 shares issuable upon exercise of options. Also includes 400 shares held for the benefit of Mr. Boyadjieff's children; Mr. Boyadjieff disclaims beneficial ownership of such shares.

(d) Does not include 500 shares held by Mr. Dotson's spouse with respect to which she has sole voting and investment power and Mr. Dotson disclaims beneficial ownership.

(e) Includes 39,802 shares issuable upon exercise of options.

(f) Includes 7,500 shares issuable upon exercise of options.

(g) Includes 12,933 shares issuable upon exercise of options.

(h) Includes 266,048 shares held by trusts of which Mr. Pircher is the sole trustee and has sole voting and investment power. Mr. Pircher disclaims beneficial ownership of such shares.

(i) Includes 78,400 shares held by a trust of which Mr. Pircher and Mr. Reinhold are trustees and share voting and investment power. Messrs. Pircher and Reinhold disclaim beneficial ownership of such shares.

(j) Includes 200 shares Mr. Reinhold owns jointly with his spouse, with respect to which he shares voting and investment power with his spouse. Also includes 45,020 additional shares, all owned by Mr. Reinhold's spouse, with respect to which Mr. Reinhold shares voting and investment power and disclaims beneficial ownership. Does not include 62,292 shares with respect to which Mr. Reinhold's spouse acts as custodian and with respect to which she has sole voting and investment power and Mr. Reinhold disclaims beneficial ownership.

(k) Includes 72,609 shares issuable upon exercise of options.

(l) Includes 12,500 shares issuable upon exercise of options.

(m) Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 2,890,700 shares as a result of acting as investment adviser to various registered investment companies (the "Funds"), which number includes the 1,864,900 shares owned by Fidelity Contrafund, one of the Funds. Edward C. Johnson 3d, FMR Corp. and the Funds each has sole power to dispose of the 2,890,700 shares owned by the Funds. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank, is the beneficial owner of 266,500 shares as a result of serving as investment manager of certain institutional accounts. Mr. Johnson and FMR Corp. each has sole voting and dispositive power over the 266,500 shares owned by such institutional accounts. The address of the foregoing beneficial owners is 82 Devonshire Street, Boston, Massachusetts 02109. The foregoing information is taken from Amendment No. 1 to Schedule 13G, dated February 14, 1997, filed by FMR Corp. with the Securities and Exchange Commission ("SEC").

(n) AIM Advisors, Inc. and AIM Capital Management, Inc., subsidiaries of AIM Management Group Inc., have shared voting power and shared investment power with respect to 2,112,100 shares. The address of the foregoing beneficial owners is 11 Greenway Plaza, Suite 1919, Houston, Texas 77046. Information with respect to the beneficial ownership of AIM Management Group Inc. is taken from a Schedule 13G, dated February 12, 1997, filed by AIM Management Group Inc. with the SEC.

(o) Includes 542,889 shares issuable upon exercise of options by eight executive officers and five directors of the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Company's overall compensation and benefit programs, and for administering the compensation of its executive officers.

  The objective of the Company's executive compensation program is to attract, motivate and retain executive officers by ensuring that appropriate total compensation is paid for positions of equivalent responsibility compared to its peer companies. Peer company compensation practices are determined from surveys conducted specifically for the Company as well as published studies. Principal among the former is a survey of approximately 50 industrial companies having revenue and market capitalization similar to that of the Company ("Comparable Company" survey). Published surveys considered are mainly those specifically covering the oilfield services industry and include a number of companies having a market capitalization substantially larger than the Company. The Peer Group used for comparative purposes in the Stock Performance Graph is Standard & Poors industry group 395, Oil Well Equipment and Services. Most of the companies included in that index are much larger than the Company, and are not part of the Comparable Company survey.

  Compensation for executive officers consists of three components: base salary, incentive compensation and stock options.

SALARY

  Salaries of executive officers other than the Chairman and the Chief Executive Officer are based upon the Salary Grade to which their position is assigned, and such factors as experience, qualifications, and individual performance. Salary ranges for each Salary Grade are primarily based on similar positions in Comparable Companies and are reviewed annually. The midpoint of each Salary Grade is targeted at approximately the 75th percentile of the Comparable Company sample. Rather than using a Salary Grade, the CEO's salary is compared to the actual salaries of CEO's in the Comparable Company group as well as other oilfield service companies. The CEO's salary is targeted at approximately the 75th percentile of the Comparable Company group, and is more subjectively compared to his peers in other oilfield service companies. The salary of the Chairman has not been increased since 1992, as he no longer serves as Chief Executive Officer of the Company.

  The actual salary for each executive officer is established by the Compensation Committee, considering the relative position of his/her current salary within the range for the Salary Grade, and the executive's performance rating. That performance rating is a subjective evaluation, taking into account such factors as: financial performance of the business unit for which the executive is responsible (as measured principally by Operating Profit and Operating Profit Return on Average Net Assets Employed, in each case as compared to the Annual Financial Plan), achievement of that unit's annual goals, attainment of the executive's personal goals, and his/her overall contribution to the Company's performance.

  For executive officers other than the Chairman and the CEO, 1996 base salaries averaged 99% of the applicable Salary Grade midpoint, with a low of 93% and a high of 106%.

INCENTIVE COMPENSATION

  The purpose of the Company's Management Incentive Bonus Plan is to provide incentive compensation in the form of cash and stock bonuses to those employees who have a substantial impact on financial performance, for the achievement of above average financial results. The plan includes executive officers, managers and other selected key employees. Division participants' cash incentive bonuses are based on Division financial performance, and Corporate management's cash incentive bonuses are based on overall Company financial results.

  The general criteria for measuring financial performance are profitability and return on investment. At the consolidated total Company level the specific criteria are Earnings Per Share and Cash Flow Return on Average Net Investment. At the Division level they are Operating Profit and Operating Profit Return on Average Net Assets Employed. For 1996 profitability measures and return on investment measures carried equal weighting.

  At the beginning of each year, the Compensation Committee establishes, for each Division as well as the overall Company, a series of performance levels for each financial performance criteria. These performance levels are based primarily on the Annual Financial Plan, also taking into account previous financial results, industry and market conditions, and long-term financial goals.

  The Compensation Committee also establishes bonus percentages at each performance level for every Salary Grade. In establishing this percentage the Committee considers the total potential bonus payout at each performance level, in relation to the associated pre-tax income amount, also taking into account the bonus-to-salary relationship in the Comparable Company survey. For executive officers, 1996 bonus percentages at the "target" or mid-range performance level were approximately 50 per cent of the average cash bonus paid by Comparable Companies. No bonus is payable unless a minimum financial performance level is achieved.

  An individual participant's potential bonus is calculated by multiplying his/her annual salary by the bonus percentage for his/her Salary Grade at the performance level achieved. This potential bonus may be adjusted based on superior individual performance and contribution, subject to a maximum increase of 25%.

  In 1996 two Divisions significantly exceeded their "target" performance levels; two were somewhat below "target"; and one Division's performance fell below the minimum qualifying threshold. The overall Company performance was somewhat above the "target" level, and Corporate executives received cash bonuses which were approximately 25 percent above the target level. No discretionary adjustments to executive officer bonuses were made in 1996.

  The Compensation Committee administers the Company's Stock Bonus Plan and is authorized to provide additional compensation to executive officers and other key employees in the form of awards of Common Stock ("Stock Awards"). Such Stock Awards are generally granted to all participants in the Management Incentive Bonus Plan based upon overall Company financial performance, i.e. Earnings Per Share and Cash Flow Return on Average Net Investment. For 1996, the Compensation Committee granted Stock Awards to each participant in the Management Incentive Bonus Plan with a value (based on a $23.9375 per share price) equal to one-third of the Management Incentive Plan bonus amount associated with such individual's Salary Grade at the overall Company performance level actually achieved.

STOCK OPTIONS

  The Company's 1990 Stock Option Plan is intended to encourage key employees of the Company to continue in the employment of the Company and to contribute to its growth and success by providing such employees a favorable opportunity to participate in the ownership of the Company by acquiring its Common Stock. The Stock Option Plan permits the granting of incentive stock options, non-statutory stock options and stock appreciation rights. The Compensation Committee is authorized to designate the optionees, to determine the number of shares for each optionee, and to fix the exercise price (which may not be less than the fair market value at the date of grant), the term and the vesting schedule.

  Stock Options are generally granted annually, and generally are extended from executive management through supervisory and senior professional levels. The total pool of shares to be granted is determined by the Compensation Committee after considering the number of shares available under the Stock Option Plan and the current market price. In 1996 the number of shares granted to each executive officer, other than the Chief Executive Officer, was determined based upon the aggregate current market value of such shares, expressed as a percentage of the individual executive officer's 1995 base salary. The market value of option shares so determined ranged from 50 to 100 per cent of base salary. For non-executives, shares are allocated among participants based upon each optionee's salary grade. A limited number of subjective adjustments are made to reflect significant variations in individual contribution and performance. The total dollar value (based on current market value as well as on an option pricing model) of options granted to each executive officer, expressed as a percentage of annual salary, is evaluated against the compensation practices of the Comparable Company sample. The value of awards to executive officers, expressed as a percentage of base salary, are typically below the average of that group.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

  Consistent with all other executive officers, the CEO's 1996 compensation was based on a combination of individual performance and overall Company performance. Mr. Boyadjieff's total compensation includes base salary, incentive compensation and stock options.

  Mr. Boyadjieff's salary for fiscal 1995 was $460,000 His salary was increased to $487,600 effectiveJanuary 1, 1996. In establishing this level, the Committee took into consideration the fact that Mr. Boyadjieff's 1995 salary was below the 75th percentile of salaries for CEO's in the Comparable Company sample. Additionally, the Committee considered the actual salaries of the Chief Executive Officers of other public companies in the oilfield services industry of comparable size to the Company.

  The Compensation Committee considers Mr. Boyadjieff's leadership to be instrumental to the past and continued success of the Company. They also take note of his recognition within the industry as a leading authority on the application and development of new technology to drilling equipment, and his role as chief technical officer for the Company.

  Based on the criteria established for the Management Incentive Bonus Plan and the Company's 1996 financial performance, Mr. Boyadjieff was eligible for a cash bonus equivalent to 41% of his 1996 base salary. Since the Company's financial performance was above the "target" level, this bonus amount was approximately 24% above the amount available at the "target" performance level. In accordance with the awards described above, Mr. Boyadjieff also received a Stock Bonus having a value equal to one-third of the base bonus amount. For fiscal 1995 Mr. Boyadjieff received an incentive bonus equal to 27% of his base salary. In each of 1995 and 1996 Mr. Boyadjieff's cash bonus, expressed as a per cent of base salary, was below the average of bonuses granted to CEO's of the Comparable Companies.

  Mr. Boyadjieff was granted options to purchase 67,317 shares of Common Stock in 1996. The current market value of such shares at the date of grant was approximately 150 per cent of his 1995 base salary. These options were granted at an exercise price equal to the fair market value of the Company's Common Stock at the date of grant and have a term of ten years with a five-year vesting schedule. Using an option pricing model, the value of these options, expressed as a percent of base salary, was between the 25th and 50th percentile of CEO's in the Comparable Company group.

CONCLUSION

  The Compensation Committee believes that the Company's executive compensation programs are effective in attracting, motivating and retaining outstanding executives and that they are consistent with the long-term interests of the Company and its shareholders.

                                          The Compensation Committee

                                                James D. Woods, Chairman
                                                Jack W. Knowlton
                                                Robert A. Teitsworth

                            EXECUTIVE COMPENSATION

COMPENSATION AND STOCK OPTION INFORMATION

  The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and its four other highest paid executive officers for the years indicated. Two additional tables provide detailed information about these employees' stock options.

                          SUMMARY COMPENSATION TABLE

                                                    LONG-TERM
                                                   COMPENSATION
                                                   ------------
                                     ANNUAL
                               COMPENSATION(a)(b)     AWARDS
                               --------------------------------
                                                    SECURITIES
NAME AND PRINCIPAL                                  UNDERLYING     ALL OTHER
POSITION                  YEAR  SALARY   BONUS(c)    OPTIONS    COMPENSATION(d)
------------------        ---- --------- ---------------------- ---------------
George Boyadjieff........ 1996 $ 487,600 $ 266,548    61,317        $ 6,009
Chief Executive Officer   1995 $ 460,000 $ 165,559    50,000        $ 4,916
                          1994 $ 415,000 $ 182,595    30,000        $ 4,185

Walter B. Reinhold....... 1996 $ 250,000 $ 136,663                  $ 5,351
Chairman                  1995 $ 250,000 $  89,978                  $ 4,181
                          1994 $ 250,000 $ 109,995                  $ 3,976

Richard A. Kertson....... 1996 $ 240,000 $  95,998    21,951        $ 6,702
Vice President-Finance
 and Chief Financial      1995 $ 225,000 $  59,985    23,529        $ 5,655
  Officer                 1994 $ 200,000 $  64,001    15,000        $ 4,417

Mark A. Merit............ 1996 $ 170,000 $ 171,417    15,609        $ 5,351
 Vice President and
  President-Shaffer       1995 $ 160,000 $  36,533    17,059        $ 4,181
                          1994 $ 145,000 $  32,865    15,000        $ 3,988

Michael W. Sutherlin..... 1996 $ 194,000 $  98,132    18,048        $ 5,135
 Vice-President and
  President-Varco         1995 $ 185,000 $  37,987    20,000        $ 4,181

 BJ Oil Tools             1994 $ 170,000 $  39,895    15,000        $ 4,004

--------
(a) Perquisites are excluded as their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10% of salary plus bonus.

(b) In August of 1994 the Company adopted a deferred compensation plan (the "Executive Management Savings Plan" ) whereby officers of the Company and its subsidiaries can defer up to 50% of their salary and 100% of their bonus. Mr. Boyadjieff deferred $20,000 of his 1995 bonus and $40,000 of his 1996 bonus; Mr. Kertson deferred $45,000 of his 1995 bonus and $68,664 of his 1996 bonus and Mr. Sutherlin deferred $11,669 of his 1996 bonus. Amounts reported include the deferred amounts.

(c) Consists of cash bonuses under the Management Incentive Bonus Plan and the fair market value at the date of award of Common Stock awarded under the Stock Bonus Plan. The cash bonuses and stock awards were paid in the first quarter of the subsequent year for services rendered in the year indicated.

(d) Such amounts represent allocations (including the Company's contribution and forfeitures) pursuant to the Profit Sharing Retirement Plan and the dollar value of the benefit from premiums paid on "split-dollar" life insurance policies. With the exception of Mr. Reinhold, all individuals named above are also participants in the Supplemental Executive Retirement Plan (the "Supplemental Plan"), which provides for retirement, death and disability benefits. The Supplemental Plan provides for a total benefit equal to 40% of the aggregate of a participant's highest five calendar years of base salary (the "normal retirement benefit"), which vests at the rate of 10% per year of service, is fully vested upon death, and is prorated in the event of early retirement but not in the event of disability. The normal retirement benefit is payable in 120 equal monthly installments commencing upon the earlier of retirement or death or, in the case of disability or early retirement, generally commencing at age
   65. In the event of a change in ownership of the Company, as defined in the Internal Revenue Service regulations for "golden parachute payments", benefits become fully vested subject to the limitation that the increase in benefits may not be greater than three times the participant's salary. All of the foregoing individuals were fully vested at December 31, 1996. The Supplemental Plan is unfunded.

  On August 12, 1994, the Board of Directors approved the Executive Management Savings Plan (the "Executive Savings Plan"), which is designed to provide supplemental retirement income benefits to the Company's executive and divisional officers by enabling participants to defer up to 50% of their salary and up to 100% of their bonuses. Participants in the Executive Savings Plan may also participate in the Company's "split-dollar" life insurance program pursuant to which the Company will purchase a life insurance policy for a premium equal to the amounts deferred plus any additional amount required to provide a minimum death benefit. Amounts payable to a participant under the Executive Savings Plan are offset by any benefits paid under the participant's life insurance policy. In addition to providing death benefits, the life insurance policies are intended to provide security for the payment of benefits under the Executive Savings Plan (a) in the event that (1) the participant's employment is terminated without cause or (2) the participant terminates his or her employment for "Good Reason" within three years following a "Change in Control"; (b) at the participant's election upon two years' advance notice; or (c) in the event of the participant's disability. "Good Reason" is defined as one of the following events without the participant's consent: (a) a significant adverse change in the participant's position or a change of more than 50 miles in the participant's business location; (b) a reduction in the participant's base salary; or (c) the elimination or reduction of benefit plans by the Company without providing substitutes therefor. The term Change in Control has the same definition as under the Director Savings Plan described above under the caption "Director Compensation." Due to the reduction in the number of outstanding shares of the Company's Common Stock as a result of the completion of the Tender Offer, Baker Hughes became the owner of more than 20% of the Company's Common Stock, which resulted in a Change in Control under the "split-dollar" life insurance program.

                             OPTION GRANTS IN 1996

                                          INDIVIDUAL GRANTS
                         ----------------------------------------------------
                                                                              POTENTIAL REALIZABLE VALUE
                                                                                   AT ASSUMED ANNUAL
                          NUMBER OF   % OF TOTAL                                 RATES OF STOCK PRICE
                         SECURITIES    OPTIONS                                       APPRECIATION
                         UNDERLYING    GRANTED    EXERCISE                        FOR OPTION TERM (c)
                           OPTIONS   TO EMPLOYEES   PRICE      EXPIRATION     ---------------------------
                         GRANTED (a) IN 1996 (b)  PER SHARE       DATE             5%           10%
                         ----------- ------------ --------- ----------------- ------------ --------------
G. Boyadjieff...........   67,317       20.36%     $10.50   February 11, 2006 $    445,302 $    1,123,857
R. Kertson..............   21,951        6.64%     $10.50   February 11, 2006      145,206        366,472
M. Merit................   15,609        4.72%     $10.50   February 11, 2006      103,254        260,592
M. Sutherlin............   18,048        5.46%     $10.50   February 11, 2006      119,388        301,311

                                                          ASSUMED PRICE
                                                          APPRECIATION
                                                    --------------------------
                                                         5%            10%
                                                    ------------  ------------
Assumed price per share at 2/11/2006............... $      17.12  $      27.20
Gain on one share valued at $10.50 at 2/12/1996.... $       6.62  $      16.70
Gain on all shares (based on 31,614,016 shares
 outstanding at 3/1/97)............................ $209,126,716  $527,795,997
Gain for all 1996 optionees (based on 330,709
 options).......................................... $  2,187,640  $  5,521,187
Optionee gain as a percentage of total shareholder
 gain..............................................         1.05%         1.05%

--------
(a) All options were granted pursuant to the 1990 Stock Option Plan and have a term of 10 years. The exercise price of the options is the mean between the high and low sales prices of the Company's Common Stock as reported on the New York Stock Exchange Consolidated Transactions Tape on the date of grant. The options granted are incentive stock options except that due to the limitation on amount set forth in Section 422 of the Internal Revenue Code, Mr. Boyadjieff's options consist of 12,976 incentive stock options and the balance are "non-statutory options." The options become exercisable in five equal annual installments of 20% commencing one year after the date of grant. Options terminate upon termination of employment other than by death or retirement. In the event of death, the options may be exercised by the employee's personal representative for a period of up to 12 months to the extent vested at the time of death. In the event of normal retirement, the options become fully vested and are exercisable for a period of up to three months following retirement.

(b) The total number of options granted in 1996 was 330,709.

(c) Represents aggregate appreciation of 63% and 159% for assumed annual rates of appreciation of 5% and 10%, respectively, compounded annually for the ten-year option term.

                      AGGREGATED OPTION EXERCISES IN 1996
                        AND 1996 YEAR-END OPTION VALUES



                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                          SHARES                    OPTIONS            IN-THE-MONEY OPTIONS
                         ACQUIRED            AT DECEMBER 31, 1996     AT DECEMBER 31, 1996 (a)
                            ON     VALUE   ------------------------- -------------------------
          NAME           EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -------- -------- ----------- ------------- ----------- -------------
G. Boyadjieff...........  49,000  $765,625   175,000      143,317    $3,114,871   $1,289,584
R. Kertson..............  35,000  $504,023    21,706       58,774    $  374,940   $  902,209
M. Merit................  10,112  $132,607         0       44,658    $        0   $  691,664
M. Sutherlin............       0  $      0    56,000       52,048    $  985,913   $  805,648

--------
(a) Represents the closing price for Varco Common Stock on December 31, 1996 of $23.125 less the exercise price for all vested and unvested options for which the exercise price is less than such closing price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are James D. Woods, Jack W. Knowlton and Robert A. Teitsworth, none of whom is an officer or employee of the Company or any of its subsidiaries.

  During 1996, no executive officer of the Company served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

                         STOCK PERFORMANCE INFORMATION

  The following graph presents the cumulative, five-year total return for Varco Common Stock compared with the S&P 500 Stock Index and a peer group of companies index. The Company uses the S&P Oil Equipment and Service Index for its peer group of companies index.

  The graph assumes that the value of the investment in Varco Common Stock, the S&P 500 Stock Index and the peer group of companies index each was $100 on December 31, 1991 and that all dividends were reinvested.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

                        AMONG VARCO INTERNATIONAL, INC.

                       S&P 500 INDEX AND S&P GROUP INDEX


                             [GRAPH APPEARS HERE]


DECEMBER 31,                             1991  1992   1993   1994   1995   1996
------------                             ---- ------ ------ ------ ------ ------
Varco International..................... $100  78.72 102.13 106.38 208.51 393.62
S & P 500...............................  100 107.64 118.50 120.06 165.18 203.11
Peer Group(1)...........................  100  98.22 106.63  97.98 135.73 192.10

--------
(1) The Peer Group is the S&P industry group 395, oil well equipment and services group. Most of the companies included in the SP Group Index are much larger than the Company, and accordingly did not constitute significant factors in the compensation surveys considered by the Compensation Committee.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

  The Company's facilities in Orange, California are leased under two leases, each of which includes certain officers, directors and shareholders of the Company as lessors. One lease is a net ground lease (as amended, the "Plant Lease"), which covers approximately nine acres on which the Company's warehousing and manufacturing facilities are located, and the other lease is a net lease (the "Office Lease") which covers an office building (the "Office Facility") containing approximately 36,000 square feet.

  The lessors under the Plant Lease are Walter B. Reinhold; G. J. Becker and Ruth M. Becker, trustees of The G. J. Becker Family Trust; Howard P. Lorenz, executor of the estate of Charlotte Lorenz, deceased; B. Reinhold Jr., and Mary E. Reinhold, trustees of The Reinhold Trust; Howard P. Lorenz, trustee of The Charlotte L. Tedhams Irrevocable Trust; and Leo J. Pircher. The lessors under the Office Lease are Walter B. Reinhold; G. J. Becker and Ruth Becker, trustees of The G. J. Becker Family Trust; Howard P. Lorenz, executor of the estate of Charlotte Lorenz, deceased; Baldwin T. Reinhold and Carol Anne Reinhold, trustees of The Reinhold Family Trust and Leo J. Pircher. The land subject to the Plant Lease was acquired in March 1975 for approximately $446,000 and leased to Varco on March 7, 1975.

  The term of the Plant Lease expires December 31, 2012, and the Plant Lease provides for an upward (but not downward) adjustment of rental based on fair rental value in the years 1982, 1987, 1992, and 2002. The rent under the Plant Lease is currently $40,000 per month, as adjusted in 1987; no adjustment was required in 1992. In addition to rent, the Company is obligated to pay real estate taxes, insurance and other expenses. The Company has the right to purchase the property covered by the Plant Lease from the lessors each year during the term of such Lease at the greater of the original cost of the property to the lessors or the fair market value at the time of exercise as agreed upon by the Company and the lessors or, if they fail to agree, as determined by an independent appraisal.

  The land and office building subject to the Office Lease were purchased by the lessors thereunder and leased to the Company effective September 29, 1988. The purchase price for such property was approximately $2,000,000. In addition, such lessors paid the amount of $560,000 to the Company representing the estimated cost of tenant improvements required by the Company.

  In order to accommodate the Company's requirement for an expansion of the Office Facility by approximately 10,000 square feet (the "Expansion"), the Office Lease was amended in January 1996 (the "Office Lease Amendment"). Pursuant to the Office Lease Amendment, the Office Lease was amended to (1) extend the termination date from December 31, 1998 to December 31, 2005 and
(2) increase the monthly rental from approximately $24,000 to approximately $29,000. The lessors under the Office Lease contributed $625,000 for the Expansion, which approximated its cost. In connection with the Office Lease Amendment and related matters, the Company paid legal fees of the lessors under the Office Lease of approximately $83,000.

  The rent under the Office Lease is subject to periodic adjustments, based on any increase in the consumer price index, subject to a minimum increase of 3% per annum and a maximum increase of 7% per annum. Pursuant to the most recent such adjustment, the monthly rental was increased to $30,282 effective May 1, 1996. Additional adjustments are provided for on November 1, 1998, May 1, 2001 and November 1, 2003. The Company is also obligated to pay real estate taxes, insurance and other expenses.

  The Company has an option to extend the Office Lease for 60 months at a monthly rental equal to 95% of fair market rent (but not less than the then current monthly rental) at the commencement of the option period. The monthly rental during the option period is subject to adjustment during the 30th month of the option period based on any increase in the consumer price index and subject to the same minimum and maximum as applicable during the primary term of the Office Lease.

  Management believes that the terms of both the Plant Lease and the Office Lease are reasonable and no less favorable to the Company than the terms which it would have been able to obtain if the respective properties subject thereto had been leased from unrelated parties.

  Leo J. Pircher is a member of Pircher, Nichols & Meeks, general counsel for the Company. The fees paid by the Company to Pircher, Nichols & Meeks for 1996 did not exceed 5% of such firm's 1996 gross revenues.

                     RATIFICATION OF SELECTION OF AUDITORS

  The Board of Directors has selected the firm of Ernst & Young LLP as independent auditors of the Company for the annual period ending December 31, 1997. If the shareholders do not ratify this appointment, the Board of Directors will consider whether the appointment of other independent auditors is in the best interests of the Company. The Company anticipates that representatives of Ernst & Young LLP will be in attendance at the Annual Meeting, and that such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  The Company's Audit Committee and Board of Directors recommend a vote FOR the ratification of the appointment of Ernst & Young LLP. Ratification of such selection requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting, in person or by proxy, at the Annual Meeting provided that the affirmative votes equal or exceed a majority of the required quorum.

                                 OTHER MATTERS

  While the Board of Directors has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Shareholder proposals intended to be presented at the 1998 Annual Meeting must be received no later than December 5, 1997, to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting, and should be addressed to the Secretary of the Company at the Company's principal executive office.

                                          VARCO INTERNATIONAL, INC.

                                          Donald L. Stichler
                                          Secretary

Orange, California
April 11, 1997

PROXY                                                                     PROXY
                           VARCO INTERNATIONAL, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

 The undersigned hereby appoints WALTER B. REINHOLD, GEORGE BOYADJIEFF and RICHARD A. KERTSON, and any of them, proxies of the undersigned, with full power of substitution, to vote the stock of the undersigned at the annual meeting of shareholders of Varco International, Inc., to be held at the Doubletree Hotel, 100 The City Drive, Orange, California on Tuesday, May 20, 1997 at 10:00 a.m. for the purposes set forth on the reverse side.

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS A DIRECTOR OF EACH NOMINEE NAMED ON THE REVERSE SIDE (AND VOTES WILL BE CUMULATED, IF APPLICABLE, IN SUCH MANNER AS THE PROXY HOLD-ERS MAY DETERMINE IN THEIR DISCRETION) AND FOR PROPOSAL 2.

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                           VARCO INTERNATIONAL, INC.
        IMPORTANT: PLEASE MARK BOXES TO GIVE VOTING INSTRUCTIONS.  [X]

[                                                                             ]

                                                         WITHHELD      FOR ALL
                                            For all      from all      except
                                            nominees     nominees     as marked.
1. ELECTION OF DIRECTORS G. BOYADJIEFF,       [_]          [_]          [_]
   G. DOTSON, A. HORN, J. KNOWLTON, L.
   PIRCHER, W. REINHOLD, C. SUGGS,
   R. TEITSWORTH, E. WHITE, J. WOODS

_______________________
Nominee Exception
                                              For        Against      Abstain
2. PROPOSAL TO RATIFY THE APPOINTMENT OF      [_]          [_]          [_]
   ERNST & YOUNG LLP AS THE INDEPENDENT
   AUDITORS OF THE COMPANY. (The Board of
   Directors recommends a vote FOR.)

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                            The undersigned acknowledges receipt
                                            of the Notice of Annual Meeting of
                                            Shareholders and of the Proxy
                                            Statement.

                                            Dated: _______________________, 1997

                                            Signature(s)________________________

                                            ____________________________________
                                            PLEASE SIGN EXACTLY AS YOUR NAME
                                            APPEARS. JOINT OWNERS SHOULD EACH
                                            SIGN PERSONALLY. WHERE APPLICABLE,
                                            INDICATE YOUR OFFICIAL POSITION OR
                                            REPRESENTATION CAPACITY.